                                                                    EXHIBIT 99.1

                                 October 2, 2007

Board of Directors
Playlogic Entertainment, Inc.
Concertgebouwplein 13, 1071 LL
Amsterdam
The Netherlands

RE:   SEC File #: 0-49649
      CIK #: 1141590

Gentlemen:

On June 14, 2007, the registered independent certified public accounting firm of
S. W. Hatfield, CPA transmitted a written demand for payment of overdue billings to the offices of Playlogic Entertainment, Inc. (SEC File #0-49649, CIK #1141590) (Company). The Company's response, sent at the end of August 2007, noted that the delinquent balance due would be cleared on or before September 10, 2007.

As the Company has failed in its obligation and commitment to satisfy and pay the outstanding balance due, the registered independent certified public accounting firm of S. W. Hatfield, CPA is no longer "independent" of the Company, pursuant to our Firm's policies and as supplemented by American Institute of Certified Public Accountants Professional Standards Section
191.103. Therefore, we hereby withdraw our audit opinion dated December 11, 2006 on the restated financial statements of Playlogic Entertainment, Inc. as of and for the year ended December 31, 2005.

Accordingly, with this action, we specifically notify Playlogic Entertainment, Inc. that this audit opinion is withdrawn, and it is not to be included in any filing with the U. S. Securities and Exchange Commission and not to be utilized for any purpose by any investor, member of management, member of the audit committee or member of the board of directors.

This correspondence is provided to the Securities & Exchange Commission.

Sincerely,
S. W. Hatfield, CPA

Scott W. Hatfield, CPA

SWH/